Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4 and related Prospectus of The First Bancshares, Inc. for the registration of $65,000,000 of fixed-to-floating rate subordinated notes due 2030 and to the incorporation by reference therein  of our report dated March 7, 2019 relating to the consolidated financial statements of First Florida Bancorp, Inc. and Subsidiary included in the Current Report on Form 8-K/A filed by The First Bancshares, Inc. on January 10, 2020.

/s/ Saltmarsh, Cleveland & Gund, P.A.

Pensacola, Florida

November 19, 2020